Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

FS KKR Capital Corp.

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-231221) on Form N-2 and related Prospectus of FS KKR Capital Corp. of our report dated February 27, 2019, relating to the consolidated financial statements of FS KKR Capital Corp., appearing in the Registration Statement, as amended, and related Prospectus, and of our report dated May 3, 2019, relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania

December 3, 2020